Exhibit 10.22

Rhys J. Best
Chief Executive Officer

May 7, 2004

CONFIDENTIAL

Mr. Joe Alvarado
1441 Oak Park Drive
Munster, IN 46321-2622

Dear Joe:

As we discussed yesterday (subject to completion of satisfactory medical exam or review and standard drug test), I am pleased to offer you the new position of President and Chief Operating Officer of Lone Star Technologies, Inc.

The attached position/compensation outline dated May 7, 2004 details the compensation and related benefits we discussed. This replaces my previous letter. Please initial one copy and return to me. Also enclosed is a summary response to the questions you asked and the preliminary calendar dates we discussed.

Joe, we are very pleased that you will be joining Lone Star. I am looking forward to working with you. Please call should you have any questions.

Sincerely,

/s/Rhys J. Best

RJB: cbm

Enclosures

cc:	Fredrick Hegi, Presiding Director
Lone Star Technologies, Inc.
Robert Spears, Vice President, General Counsel for file

P.O. Box 803546 | Dallas, Texas 75380-3546

CONFIDENTIAL

Lone Star Technologies

Position/Compensation Outline

May 7, 2004

Company:	Lone Star Technologies, Inc. (Lone Star)

Function:	Responsible for the profitable leadership of Lone Star’s operating units: Lone Star Steel Company; Star Energy Group; Fintube Technologies, Inc. Other operating units may be added from time to time.

Title:	President and Chief Operating Officer

Reports to:	Rhys J. Best, Chairman, and Chief Executive Officer of Lone Star Technologies, Inc.

Compensation:

Salary:	$385,000 per annum

Incentive Compensation:

Target Bonus:	Annual Cash Bonus Target of 75% of salary, depending on corporate and personal performance, the actual bonus may range from 0 percent of target to 200 percent of target.

Actual bonuses are paid based on individual performance relative to annual operating company plans and corporate profitability.
All annual cash bonus awards must be approved by the Board of Directors.

/s/ JA	Initial

/s/ RJB

Common Stock:	Common Stock Grant: 25,000 shares

An initial award of restricted common stock grants of 25,000 shares of Lone Star. See attached 2004 Strategic Incentive Plan for vesting schedule

Non-qualified Common Stock Options: 50,000 shares

An initial award of non-qualified common stock options of 50,000 shares in Lone Star common stock. The shares will vest one (1) year from date of employment and have an option term of five years. The strike price of the option will be set as of the first day of employment.

The incumbent will be eligible for future stock grant and/or option awards as determined by the Board of Directors of Lone Star. All common stock options and grants must be approved by the Board of Directors.

Benefits:	•

Eligible for the Lone Star sponsored nonqualified deferred compensation plan which allows for a company match of 50% of the individual contribution to the plan up to a total annual company match of 25,000.00. [See plan material for details.]

•

Eligible for Lone Star qualified 401(k) plan which currently allows for a company match of 100% of contribution by the employee up to 6% of salary subject to the statutory limitations. Change in the plan contribution levels have occurred from time to time. [See plan material for details.]

• Eligible for the Lone Star sponsored health care plan, life insurance, and disability plans available to persons is similar positions. [See plan material for details.]

• Four weeks vacation

Other Compensation:	If needed for business purposes the company will reimburse monthly dues and documented business expenses incurred for one luncheon club and/or one country club

Change of Control:

This position will be included in the Lone Star change of control policy. The incumbent will receive twenty-four (24) months of income protection should the person be terminated without cause within two (2) years after a change in control of Lone Star. [See Employment Retention Policy.]

Termination Allowance:

As special consideration for this new position the individual will be eligible for twenty-four (24) months salary plus earned bonus if the individual is terminated prior to 12/31/06 as a result of material reduction of activity, liquidation or significant redeployment of the assets of Lone Star. The medical benefit plan will be extended for twenty-four (24) months.

Moving Allowance:	To facilitate the family move and the transfer of personal assets to Dallas, a moving allowances as follows:

	•	A one time moving allowance of $32,000 to reimburse and supplement the cost of the move, and incidental expenses. This allowance will be “grossed up” 35% for tax adjustment.

•

Reimbursement of reasonable temporary living expenses and new home purchase travel. The temporary living is expected to range between 90 and 150 days. During that period Lone Star will reimburse your airfare expense to return home two times out of four weeks.

•

Sale of personal residence. Should the current house not sell within 120 days of joining the company. Lone Star will contract with a nationally recognized home purchase company (e.g. Prudential) to effect a timely sale of the residence.

	•	Reimbursement of standard closing expenses associated with the sale of the personal residence and the purchase of comparable housing in Dallas.